UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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REX STORES CORPORATION
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REX STORES CORPORATION
2875 Needmore Road
Dayton, Ohio 45414

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held on June 3, 2008

The Annual Meeting of Shareholders of REX Stores Corporation will be held at the Dayton Racquet Club, Kettering Tower, Dayton, Ohio on Tuesday, June 3, 2008, at 2:00 p.m., for the following purposes:

1. Election of seven members to the Board of Directors to serve until the next Annual Meeting of Shareholders and until their respective successors are elected and qualified.

2. Transaction of such other business as may properly come before the Annual Meeting or any adjournment thereof.

Only shareholders of record at the close of business on April 22, 2008 will be entitled to notice of and to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person.

By Order of the Board of Directors EDWARD M. KRESS Secretary

Dayton, Ohio
April 29, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE
MARK, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY
IN THE ENVELOPE PROVIDED.

REX STORES CORPORATION
2875 Needmore Road
Dayton, Ohio 45414

PROXY STATEMENT

Mailing Date
April 29, 2008

GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of REX Stores Corporation, a Delaware corporation (“REX” or the “Company”), for use for the purposes set forth herein at our Annual Meeting of Shareholders to be held on June 3, 2008 and any adjournments thereof. All properly executed proxies will be voted as directed by the shareholder on the proxy card. If no direction is given, proxies will be voted in accordance with the Board of Directors’ recommendations and, in the discretion of the proxy holders, in the transaction of such other business as may properly come before the Annual Meeting and any adjournments thereof. Any proxy may be revoked by a shareholder by delivering written notice of revocation to the Company or in person at the Annual Meeting at any time prior to the voting thereof.

We have one class of stock outstanding, namely Common Stock, $.01 par value, of which there were 10,737,051 shares outstanding as of April 22, 2008. Only holders of Common Stock whose names appeared of record on the books of the Company at the close of business on April 22, 2008 are entitled to notice of and to vote at the Annual Meeting. Each shareholder is entitled to one vote per share.

A majority of the outstanding shares of Common Stock will constitute a quorum at the Annual Meeting. Abstentions and broker non-votes are counted for purposes of determining the presence or absence of a quorum. Directors are elected by a plurality of the votes cast by the holders of Common Stock at a meeting at which a quorum is present. Abstentions and broker non-votes will not be counted toward a nominee’s achievement of a plurality and thus will have no effect. A broker non-vote occurs when a broker submits a proxy with respect to shares held in a fiduciary capacity (or “street name”) that indicates the broker does not have discretionary authority to vote the shares on a particular matter.

Fiscal Year

All references in this Proxy Statement to a particular fiscal year are to REX’s fiscal year ended January 31. For example, “fiscal 2007” means the period February 1, 2007 to January 31, 2008.

ELECTION OF DIRECTORS

Seven directors are to be elected at the Annual Meeting to hold office until the next Annual Meeting of Shareholders and until their successors are elected and qualified. Unless otherwise directed, it is the intention of the persons named in the accompanying proxy to vote each proxy for the election of the nominees listed below. All nominees are presently directors of REX.

If at the time of the Annual Meeting any nominee is unable or declines to serve, the proxy holders will vote for the election of such substitute nominee as the Board of Directors may recommend. We have no reason to believe that any substitute nominee will be required.

Set forth below is certain information with respect to the nominees for director.

STUART A. ROSE, 53, has been our Chairman of the Board and Chief Executive Officer since our incorporation in 1984 as a holding company to succeed to the ownership of Rex Radio and Television, Inc., Kelly & Cohen Appliances, Inc. and Stereo Town, Inc. Prior to 1984, Mr. Rose was Chairman of the Board and Chief Executive Officer of Rex Radio and Television, Inc., which he founded in 1980 to acquire the stock of a corporation which operated four retail stores.

LAWRENCE TOMCHIN, 80, retired as our President and Chief Operating Officer in 2004, a position he held since 1990, and remained a part-time employee and consultant until January 31, 2006. From 1984 to 1990, he was our Executive Vice President and Chief Operating Officer. Mr. Tomchin has been a director since 1984. Mr. Tomchin was Vice President and General Manager of the corporation which was acquired by Rex Radio and Television, Inc. in 1980 and served as Executive Vice President of Rex Radio and Television, Inc. after the acquisition.

ROBERT DAVIDOFF, 81, has been a director since 1984. Mr. Davidoff has been a Managing Director of Carl Marks & Co., Inc., an investment banking firm, since 1990, the general partner of CMNY Capital II, L.P., a venture capital affiliate of Carl Marks & Co., since 1989, and is Chairman and Chief Investment Officer of CM Capital Corporation, the firm’s leveraged buyout affiliate. Mr. Davidoff is also a director of Access Integrated Technologies, Inc.

EDWARD M. KRESS, 58, has been our Secretary since 1984 and a director since 1985. Mr. Kress has been a partner of the law firm of Chernesky, Heyman & Kress P.L.L., our legal counsel, since 1988. Mr. Kress has practiced law in Dayton, Ohio since 1974.

CHARLES A. ELCAN, 44, has been a director since 2003. Mr. Elcan became Executive Vice President—Medical Office Properties of Health Care Property Investors, Inc. (HCP), a real estate investment trust specializing in health care related real estate, in October 2003. Prior to that date, he served as the Chief Executive Officer and President of MedCap Properties, LLC, a real estate company located in Nashville, Tennessee that owned, operated and developed real estate in the healthcare field, which HCP acquired in October 2003. From 1992 to 1997, Mr. Elcan was a founder and investor in Behavioral Healthcare Corporation (now Ardent Health Services LLC), a healthcare company that owns and operates psychiatric and acute care hospitals.

DAVID S. HARRIS, 48, has been a director since 2004. Mr. Harris has served as President of Grant Capital, Inc., a private investment company, since January 2002. Mr. Harris served as a Managing Director of Tri-Artisan Partners, LLC, a private merchant banking firm engaged in investment banking and principal investment activities, from January 2005 to June 2006. From May 2001 to December 2001, Mr. Harris served as a Managing Director in the investment banking division of ABN Amro Securities LLC (ABN). From 1997 to May 2001, Mr. Harris served as a Managing Director and Sector Head of the Retail, Consumer and Leisure Group of ING Barings LLC (ING). The investment banking operations of ING were acquired by ABN in May 2001. From 1986 to 1997 Mr. Harris served in various capacities as a member of the investment banking group of Furman Selz LLC. Furman Selz was acquired by ING in 1997. Mr. Harris is also a director of Steiner Leisure Limited.

MERVYN L. ALPHONSO, 67, has been a director since 2007. Mr. Alphonso retired as Vice President for Administration and Chief Financial Officer of Central State University in March 2007, a position he held since 2004. Mr. Alphonso has over 30 years of experience in the banking industry. He was President, Dayton District, KeyBank National Association from 1994 to 2000 and held various management positions with KeyBank of New York, N.A., Crocker National Bank and Bankers Trust Company. Mr. Alphonso served as a Peace Corps volunteer from 2001 to 2003.

Board of Directors

Our Board of Directors consists of seven directors. The Board has determined that four of the seven directors, Robert Davidoff, Charles A. Elcan, David S. Harris and Mervyn L. Alphonso, are independent within the meaning of Section 303A.02 of the New York Stock Exchange (“NYSE”) Listed Company Manual.

To be considered independent, the Board must determine that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company, including commercial, industrial, banking, consulting, legal, accounting, charitable and family relationships, among others. Our Board has established the following guidelines, consistent with Section 303A.02 of the NYSE listing standards, to assist it in determining independence of directors.

•	A director who is an employee, or whose immediate family member is an executive officer, of the Company is not independent until three years after the end of such employment relationship.

•

A director who receives, or whose immediate family member receives, more than $100,000 during any 12-month period in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), is not independent until three years after he or she ceases to receive more than $100,000 during any 12-month period in such compensation. (Compensation received by an immediate family member for service as a non-executive employee need not be considered in determining independence under this test.)

•

A director who is a partner or employee, or whose immediate family member is a partner, or an employee participating in the audit, assurance or tax compliance (but not tax planning) practice, of the Company’s internal or external auditor, or a director or immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit, is not independent.

•

A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serve on that company’s compensation committee is not “independent” until three years after the end of such service or the employment relationship.

•

A director who is an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

Messrs. Davidoff, Harris and Alphonso have no relationships with the Company other than being a director. Mr. Elcan has only an indirect, immaterial relationship with the Company. Elcan & Associates, Inc., a firm owned by Mr. Elcan’s brother, provides real estate brokerage services to REX and has acted as a finder in connection with our investments in synthetic fuel limited partnerships and facilities. Because Mr. Elcan has no financial interest or involvement in Elcan & Associates, nor any involvement in REX’s business activities with Elcan & Associates, and the amount of our annual payments to Elcan & Associates falls within our director independence guidelines, the Board has determined that the relationship is not a material relationship affecting Mr. Elcan’s independence.

Our Board of Directors held three meetings and took action by unanimous written consent once during the fiscal year ended January 31, 2008. The average attendance by incumbent directors at Board and Board Committee meetings was 100%.

Directors are invited and encouraged to attend our annual meeting of shareholders. All directors attended the 2007 Annual Meeting.

The non-management directors meet at executive sessions without management following Audit Committee meetings. The presiding director for each executive session is rotated among the chairs of the independent Board committees.

Board Committees

Our Board of Directors has four standing committees: the Audit Committee, the Compensation Committee, the Nominating/Corporate Governance Committee and the Executive Committee.

Audit Committee. The Audit Committee assists Board oversight of the integrity of the financial statements of the Company, our compliance with legal and regulatory requirements, the independent accountants’ qualifications and independence, and the performance of the Company’s internal audit function and independent accountants. The Audit Committee is directly responsible for the appointment, retention and oversight of the work of the independent accountants. The Audit Committee acts pursuant to a written charter. The members of the Audit Committee are Messrs. Harris (Chairman), Davidoff and Alphonso. All members of the Audit Committee are independent within the meaning of applicable NYSE listing standards and rules of the Securities and Exchange Commission (“SEC”). The Board has determined that Mr. Harris and Mr. Davidoff are each an audit committee financial expert as defined by applicable SEC rules and that all members of the Audit Committee are financially literate within the meaning of NYSE listing standards. The Audit Committee met eight times and took action by unanimous written consent twice during fiscal 2007.

Compensation Committee. The Compensation Committee has direct responsibility to review and approve CEO compensation, makes recommendations to the Board with respect to non-CEO compensation and compensation plans, and administers the Company’s stock option plans. The Compensation Committee acts pursuant to a written charter. The members of the Compensation Committee are Messrs. Davidoff (Chairman), Elcan, Harris and Alphonso. All members of the Compensation Committee are independent within the meaning of applicable NYSE listing standards. The Compensation Committee met once and took action by unanimous written consent once during fiscal 2007.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee identifies individuals qualified to become Board members consistent with criteria approved by the Board, recommends for the Board’s selection a slate of director nominees for election to the Board at the annual meeting of shareholders, develops and recommends to the Board the Corporate Governance Guidelines applicable to the Company, and oversees the evaluation of the Board and management. The Nominating/Corporate Governance Committee acts pursuant to a written charter. The members of the Nominating/Corporate Governance Committee are Messrs. Davidoff, Elcan, Harris and Alphonso. All members of the Nominating/Corporate Governance Committee are independent within the meaning of applicable NYSE listing standards. The Nominating/Corporate Governance Committee took action by unanimous written consent once during fiscal 2007.

The Board seeks director candidates who possess the background, skills and expertise to make a significant contribution to the Board, the Company and shareholders. In identifying and evaluating director candidates, the Nominating/Corporate Governance Committee may consider a number of attributes, including experience, skills, judgment, accountability and integrity, financial literacy, time, industry knowledge, networking/contacts, leadership, independence from management and other factors it deems relevant. The Nominating/Corporate Governance Committee reviews the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current directors and specific needs of the Company and the Board. The Nominating/Corporate Governance Committee may solicit advice from the CEO and other members of the Board.

The Nominating/Corporate Governance Committee will consider director candidates recommended by our shareholders. Shareholders must submit the name of a proposed shareholder candidate to the Nominating/Corporate Governance Committee at our corporate offices by the date specified under “Shareholder Proposals.”

Executive Committee. The Executive Committee is empowered to exercise all of the powers and authority of the Board of Directors between meetings of the Board, other than the power to fill vacancies on the Board or on any Board committee and the power to declare dividends. The members of the Executive Committee are Messrs. Rose and Tomchin. The Executive Committee met informally throughout the year and took formal action by unanimous written consent 13 times during fiscal 2007.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a Code of Business Conduct and Ethics applicable to our employees, officers and directors. A copy of the Code of Business Conduct and Ethics has been filed as an exhibit to our Annual Report on Form 10-K for the year ended January 31, 2004 and is posted on our website www.rextv.com.

We have adopted a set of Corporate Governance Guidelines addressing director qualification standards, director responsibilities, director access to management and independent advisors, director compensation and other matters. A copy of the Corporate Governance Guidelines is posted on our website www.rextv.com.

The charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are posted on our website www.rextv.com.

Copies of the Code of Business Conduct and Ethics, Corporate Governance Guidelines and the charters of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee are available in print to shareholders by contacting Douglas L. Bruggeman, Chief Financial Officer, REX Stores Corporation at (937) 276-3931.

Procedures for Contacting Directors

Shareholders and interested parties may communicate with the Board, the non-management directors as a group, or a specific director by writing to REX Stores Corporation, 2875 Needmore Road, Dayton, Ohio 45414, Attention: Board of Directors, Non-Management Directors or [Name of Specific Director]. All communications will be forwarded as soon as practicable to the specific director, or if addressed to the Non-Management Directors to the Chairman of the Audit Committee, or, if addressed to the Board, to the Chairman of the Board or other director designated by the Board to receive such communications.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objectives of our executive compensation program are to motivate and retain our key employees, to tie annual cash bonuses to corporate performance and profitability, and to provide long-term incentives for executives to create shareholder value.

Elements of Executive Compensation

The elements of our executive compensation program are discussed below.

Base Salary. Base salaries of our executive officers are set at a level to provide basic economic security consistent with salaries paid by other similarly-sized companies in the industry for similar positions. Base salary levels also reflect individual cash bonus opportunities, with salaries set lower where cash bonus opportunities are higher. The base salary of our CEO is set at a level below that of salaries paid to CEOs of similarly-sized companies in the industry in recognition of his annual cash bonus opportunities and prior stock option awards. Base salaries are reviewed annually and adjusted from time to time to reflect competitive market levels as well as individual responsibilities and corporate performance. We assess competitive market levels by considering base salaries paid by similarly-sized companies in our industry, such as Conn’s, Inc., recognizing that our executive officers’ base salaries generally are below those levels. We do not engage in benchmarking in setting or adjusting base salaries. Executive salaries were not increased for fiscal 2008 in light of our store count reduction in fiscal 2007.

Annual Cash Bonus Program. Our annual cash bonus program is designed to reward executive officers for corporate performance and to incentify those individuals to contribute to corporate profitability. Annual cash bonuses are based on corporate performance and profitability measures. There are no individual performance goals or objectives.

The annual cash bonus programs of our CEO, Mr. Rose, and our President and COO, Mr. Bearden, are set forth in their employment agreements. Mr. Rose’s annual cash bonus is based upon both (1) earnings before income taxes of our retail business, or Retail EBT, and determined by a specific dollar amount for achieving specified levels of Retail EBT and (2) earnings before income taxes of our synthetic fuel or other alternative energy investments, or Energy Investment EBT, determined as a specific percentage of Energy Investment EBT, subject to an aggregate maximum $1 million cash bonus in any fiscal year. Mr. Bearden’s annual cash bonus is based upon Retail EBT and determined by a specific dollar amount for achieving specified levels of Retail EBT.

For fiscal 2007, the cash bonus for our Vice President, Mr. Rizvi, was based upon (1) pre-tax income of our retail operations and synthetic fuel investments as a percentage of net sales and determined as a specific dollar amount for each percentage point of pre-tax income to net sales, (2) performance of our ethanol investments and determined as a specific percentage of ethanol investment pre-tax income and (3) controlling inventory shrinkage and determined by a specific dollar amount for each percentage point of shrinkage below a specified level. The annual cash bonuses for our other Vice Presidents were generally based upon pre-tax income of our retail operations and synthetic fuel investments (and ethanol investments for Mr. Bruggeman) as a percentage of net sales and determined as a specific dollar amount for each percentage point of pre-tax income to net sales. Vice Presidents were also eligible for nominal cash bonuses for monthly increases in our comparable store sales.

For fiscal 2008, we modified one measure for determining annual bonuses for our Vice Presidents. We changed pre-tax income of retail operations as a percentage of net sales to a specific percentage (or specific dollar amount per $1 million) of pre-tax income from retail operations. We made this change to avoid anomalies in bonus amounts which could occur during periods of declining sales.

We define pre-tax income from retail operations and ethanol investments for purposes of our bonus program as essentially equivalent to segment profit, the measure we use to evaluate the performance of our two reportable business segments, retail and alternative energy. Segment profit excludes income taxes, interest expense, discontinued operations, indirect interest income and certain other items that are not included in net income determined in accordance with generally accepted accounting principles. See Note 17 Segment Reporting to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

We chose the foregoing measures to incentivize our executive officers to grow operating profits. Specific quantitative corporate performance factors and measures for determining individual annual cash bonuses are described under “Employment Agreements” and “Annual Cash Bonus Program” following the Summary Compensation Table.

Annual bonus opportunities for certain executives reflect the individual’s contribution to and responsibility for certain aspects of our business. Mr. Rose—overall retail operations and alternative energy investments, Mr. Bearden—retail operations and Mr. Rizvi—ethanol investments and loss control.

Annual cash bonuses are determined and paid on a formula basis without discretion to increase or decrease bonus amounts.

Long-Term Incentive Awards. Long term incentive awards historically were made in the form of stock option grants under our 1995 and 1999 Omnibus Stock Incentive Plans. Stock appreciation rights, restricted stock and other stock-based awards are authorized, but have not been granted, under the Plans.

Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS 123R), requires us to recognize compensation cost for all share-based payments, including stock options, in our financial statements. Due to the significant impact on our results of operations from the adoption of FAS 123R, we have discontinued granting stock options. We have not granted stock options since 2004 and we have no current plans to grant stock options or other stock-based incentive awards. Our executive officers currently hold vested and unvested stock options granted in prior years in amounts that we believe align our executives’ long-term interests with the interests of shareholders and provide incentive to create shareholder value.

Option Grant Practices

In past years, all stock options were granted at an exercise price equal to the average of the high and low market prices on the date of grant, unless a higher price was required to qualify the option as an incentive stock option. Option grants were made annually at times approved by the Compensation Committee or in connection with executive officers entering into new employment agreements. All annual option grants were made to executive and non-executive employees on the same date. The number of options granted to each employee was determined by the Compensation Committee based upon the recommendation of our CEO with consideration that the options were intended to provide both long-term incentive and retirement compensation as we do not maintain a defined benefit or supplemental executive retirement plan. Annual option grants typically vest in 20% installments for five years while options granted in connection with new employment agreements typically vest in one-third installments for three years. All outstanding options have a ten year term from the date of grant. The annual grant dates approved by the Compensation Committee varied from year to year. We have no program, plan or practice to time option grants to our executives or other employees in connection with the release of material non-public information and we have not timed nor plan to time the release of material non-public information to affect the value of executive compensation.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee of our Board of Directors determines the compensation paid to our CEO. Our CEO determines base salary levels and annual cash bonus opportunities for executive officers other than himself. All cash bonus payments to executive officers are approved by the Compensation Committee.

Change in Control Payments

Mr. Bearden’s employment agreement provides for an additional, one-time cash bonus of $1 million if our retail business is sold during his employment or within one year of termination of employment without cause. This bonus was negotiated as part of Mr. Bearden’s compensation package when he was hired as our Chief Operating Officer with primary responsibility for retail operations. The payment reflects that Mr. Bearden would be significantly involved in any sale of our retail operations and is intended to provide him with a severance benefit should a sale occur during or shortly after his employment.

For fiscal 2008, Messrs. Bruggeman, Magby and Rizvi will be eligible for a one-time cash bonus of $200,000, $200,000 and $50,000, respectively, upon the sale of our retail operations. This bonus opportunity reflects that each of these individuals would be involved, to varying degrees, in such a sale.

The automatic acceleration of all unvested options granted under our stock options plans upon a change in control is intended to enable option holders to realize the full value of their stock options upon the occurrence of an event outside of their control.

Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to a public company for compensation paid in excess of $1 million in any taxable year to the company’s chief executive officer or any of its other four highest paid executive officers. This limitation does not apply to “performance-based” compensation, as defined under federal tax laws, under a plan approved by shareholders.

The annual bonus payable to Messrs. Rose, Bruggeman and Rizvi is subject to an aggregate $1 million annual maximum. Depending upon an executive’s salary, bonus, other compensation, and exercise of previously granted stock options under plans not approved by shareholders, the individual’s annual compensation could exceed the $1 million limitation. For fiscal 2007, Mr. Rose’s compensation exceeded the $1 million deduction limitation.

The Compensation Committee considers anticipated tax treatment when reviewing executive compensation, but does not limit executive compensation to amounts deductible under Section 162(m) in order to maintain flexibility to structure compensation programs.

Compensation Committee Report

The Compensation Committee of the Board of Directors of REX Stores Corporation has reviewed and discussed the Compensation Discussion and Analysis with management. Based on that review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the proxy statement for our 2008 annual meeting of shareholders.

ROBERT DAVIDOFF, Chairman
CHARLES A. ELCAN
DAVID S. HARRIS
MERVYN L. ALPHONSO

Compensation Committee Interlocks and Insider Participation

Charles A. Elcan, a member of the Compensation Committee, has an indirect relationship with the Company. Elcan & Associates, Inc., a firm owned by Mr. Elcan’s brother, provides real estate brokerage services to REX and has acted as a finder in connection with our investments in synthetic fuel limited partnerships and facilities. These transactions are described under “Certain Relationships and Related Transactions.”

Summary Compensation Table

The following table sets forth the compensation of our Chief Executive Officer, Chief Financial Officer and our other most highly compensated executive officers.

Name and Principal Position	Year	Salary ($)	Bonus (1)($)	Option Awards (2)($)	All Other Compensation (3)($)	Total ($)
Stuart A. Rose	2007	154,500	1,000,000	—	11,818	1,166,318
Chairman of the Board and Chief Executive Officer	2006	154,500	368,482	—	9,100	532,082
David L. Bearden	2007	200,000	118,000	—	3,100	321,100
President and Chief Operating Officer	2006	200,000	54,920	—	3,100	258,020
Douglas L. Bruggeman	2007	226,700	104,499	133,770	200	465,169
Vice President—Finance, Chief Financial Officer and Treasurer	2006	229,100	24,539	150,983	200	404,822
Zafar A. Rizvi	2007	150,070	630,646	133,770	200	914,686
Vice President	2006	152,470	74,346	150,983	200	377,999
David Fuchs	2007	179,350	60,000	133,770	200	373,320
Vice President—Management Information Systems	2006	181,750	24,539	150,983	200	357,472
Keith B. Magby	2007	164,700	90,000	133,770	200	388,670
Vice President—Operations	2006	167,100	36,808	150,983	200	355,091

(1)	Amounts in this column reflect cash bonuses earned under our annual cash bonus program. See “Annual Cash Bonus Program.”

(2)

Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to option awards granted in prior fiscal years in accordance with the modified prospective application method under Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment (FAS123R), without regard to estimates of forfeitures related to service-based vesting conditions. During fiscal 2007, 54,400 employee options with a weighted average exercise price of $12.79 were cancelled or expired. For information regarding our valuation of option awards, see Note 1 Summary of Significant Accounting Policies to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

(3)

Amounts in this column reflect a $200 matching contribution on behalf of each named executive officer other than Mr. Rose and Mr. Bearden under our 401(k) profit sharing plan. The amounts in this column for Mr. Rose and Mr. Bearden reflect the value of use of a company automobile.

Employment Agreements

Stuart A. Rose, our Chairman and Chief Executive Officer, has an employment agreement with Rex Radio and Television, Inc. that provides for an annual salary of $154,500 and annual cash bonuses based upon (i) the earnings before income taxes of our retail business, or Retail EBT, starting at $5,000 for each $1 million of Retail EBT up to $5 million and increasing incrementally to $15,000 for each $1 million of Retail EBT over $20 million and (ii) the earnings before income taxes of our synthetic fuel or other alternative energy investments, or Energy Investment EBT, equal to 3% of the Energy Investment EBT for the fiscal year, but in no event will Mr. Rose receive a total cash bonus exceeding $1 million in any fiscal year. Mr. Rose is also eligible to participate in all employee benefit plans.

Mr. Rose’s employment agreement is for a term of two years and one month commencing January 1, 2006 and continuing through January 31, 2008 and is automatically renewed for additional one-year terms unless earlier terminated by resignation, death, total disability or termination for cause, or unless terminated by either party upon 180 days notice. Termination for “cause” means Mr. Rose’s repeated failure or refusal to perform his duties under the agreement, violation of any material provision of the agreement, or clear and intentional violation of law involving a felony which has a materially adverse effect on us. If Mr. Rose’s employment is terminated by us without cause, he is entitled to the balance of his annual salary plus all rights to the bonuses based on Retail EBT and Energy Investment EBT for the remainder of the employment period. If Mr. Rose’s employment is terminated for any other reason, he is entitled to a pro rata portion of his annual salary and cash bonuses based upon the date of termination.

David L. Bearden, our President and Chief Operating Officer, has an employment agreement with Rex Radio and Television, Inc. that provides for an annual salary of $200,000 and an annual cash bonus based upon the earnings before income taxes of our retail business starting at $10,000 for each $1 million of Retail EBT up to $5 million and increasing incrementally to $30,000 for each $1 million of Retail EBT over $20 million. Mr. Bearden is also entitled to an additional, one-time cash bonus of $1 million if our retail business is sold during his employment or within one calendar year of termination of his employment without cause (as defined in the agreement). Mr. Bearden is eligible to participate in all employee benefit plans and is furnished a company owned automobile for use during his employment.

Mr. Bearden’s employment agreement is for a term of two years and three months through January 31, 2008 and is automatically renewed for additional one-year terms unless earlier terminated by resignation, death, total disability or termination for cause, or unless terminated by either party upon 90 days notice prior to the expiration of the employment term or any renewal term. Termination for “cause” means Mr. Bearden’s repeated failure or refusal to perform his duties under the agreement, violation of any material provision of the agreement, clear and intentional violation of law involving a felony which has a materially adverse effect on us, or negative Retail EBT for three consecutive fiscal quarters. If Mr. Bearden’s employment is terminated by us without cause, he is entitled to the greater of the balance of his annual salary for the remainder of the contract period or one-year’s base salary. Mr. Bearden will forfeit any rights to any annual cash bonus upon termination of his employment for any reason, with the exception of the change of ownership award.

Annual Cash Bonus Program

The annual cash bonus programs for Mr. Rose and Mr. Bearden are set forth in their employment agreements described above.

For fiscal 2007, the cash bonus program for Zafar A. Rizvi, our Vice President, was based upon (1) pre-tax income of our retail operations and synthetic fuel investments as a percentage of net sales and determined at $1,850 for each 1% of pre-tax income as a percent of net sales, calculated quarterly, (2) performance of our ethanol investments and determined at 2% of ethanol investment pre-tax income and (3) controlling inventory shrinkage and determined at $2,000 for each 0.1% of shrinkage below 0.7% of net sales, calculated three times per year. The annual cash bonuses for Douglas L. Bruggeman, our Vice President—Finance and Chief Financial Officer, David Fuchs, our Vice President—Management Information Systems and Keith B. Magby, our Vice President—Operations, were based upon pre-tax income of our retail operations and synthetic fuel investments (and ethanol investments for Mr. Bruggeman) as a percentage of net sales and determined at $5,000 ($7,500 for Mr. Magby) for each 1% of pre-tax income as a percent of net sales. These Vice Presidents also received cash bonuses of $100 for each 1% increase in monthly comparable stores sales.

For fiscal 2008, Mr. Rizvi’s annual cash bonus is based upon (1) performance of our ethanol investments determined at 2% of ethanol pre-tax income, (2) 0.5% of retail pre-tax operating income, (3) controlling inventory shrinkage determined at $2,000 for each 0.1% of shrinkage below 0.7% of net sales and (4) one-time cash bonus of $50,000 upon sale of our retail operations, subject to an aggregate maximum $1 million cash bonus for the year. Mr. Bruggeman’s annual cash bonus is based upon (1) performance of our ethanol investments determined at 1% of ethanol pre-tax income, (2) 0.75% of all pre-tax income other than from ethanol investments and (3) one-time cash bonus of $200,000 upon sale of our retail operations, subject to an aggregate maximum $1 million cash bonus for the year. Mr. Fuchs’ and Mr. Magby’s annual cash bonus is based upon pre-tax income of retail operations determined at $5,000 ($7,500 for Mr. Magby) per $1 million of retail pre-tax operating income, with Mr. Magby eligible for a one-time cash bonus of $200,000 upon sale of our retail operations. All Vice Presidents also receive cash bonuses of $100 for each 1% increase in monthly comparable store sales.

We define retail pre-tax operating income for purposes of our bonus program as essentially equivalent to segment profit, the measure we use to evaluate our retail segment—income from continuing retail operations before interest income and expense and income taxes, and excluding corporate expenses, stock option expense, salaries and bonuses of senior management, losses generated during store closing sales, and gains or losses on sale of real estate (except for Mr. Bruggeman).

Outstanding Equity Awards at Fiscal 2007 Year-End

The following table sets forth information concerning unexercised options for each named executive officer outstanding as of the end of fiscal 2007.

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Stuart A. Rose	22,500	—		5.11	3/26/09
	22,500	—		10.14	3/29/10
	1,125,000	—		8.01	4/17/11
David L. Bearden	—	—		—	—
Douglas L. Bruggeman	18,100	—		5.11	3/26/09
	22,500	—		10.14	3/29/10
	56,250	—		8.01	4/17/11
	35,000	—		14.745	4/30/12
	28,000	7,000	(1)	13.01	9/30/13
	21,000	14,000	(2)	12.45	6/7/14
Zafar A. Rizvi	22,500	—		5.11	3/26/09
	22,500	—		10.14	3/29/10
	56,250	—		8.01	4/17/11
	35,000	—		14.745	4/30/12
	28,000	7,000	(1)	13.01	9/30/13
	21,000	14,000	(2)	12.45	6/7/14

Name	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
David Fuchs	22,500	—		10.14	3/29/10
	56,150	—		8.01	4/17/11
	35,000	—		14.745	4/30/12
	28,000	7,000	(1)	13.01	9/30/13
	21,000	14,000	(2)	12.45	6/7/14
Keith B. Magby	35,000	—		14.745	4/30/12
	28,000	7,000	(1)	13.01	9/30/13
	21,000	14,000	(2)	12.45	6/7/14

(1)	Options vest in five cumulative installments of 20% on each anniversary of the date of grant. The grant date was September 30, 2003.

(2)	Options vest in five cumulative installments of 20% on each anniversary of the date of grant. The grant date was June 7, 2004.

Option Exercises and Vested Stock for Fiscal 2007

The following table sets forth information concerning exercise of stock options during fiscal 2007 for each named executive officer.

Name	Option Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Stuart A. Rose	773,575	9,421,684
David L. Bearden	—	—
Douglas L. Bruggeman	38,250	586,029
Zafar A. Rizvi	101,250	1,280,480
David Fuchs	13,100	172,054
Keith B. Magby	23,750	269,146

Potential Payments Upon Termination or Change in Control

Pursuant to Mr. Rose’s employment agreement, if he is terminated without cause, as defined in his agreement, we must pay him the balance of his annual salary plus bonuses based on Retail EBT and Energy Investment EBT for the remainder of the employment period. We agreed to pay Mr. Rose the balance of his salary and bonus because a termination without cause would not be reflective of his individual performance. Under these circumstances, we believe he should receive his full contractual compensation. Salary payments for the first six months are paid in a lump sum in the seventh month following termination and no less frequently than monthly thereafter, and bonus payments are paid in annual installments corresponding to the performance period. Pursuant to Mr. Bearden’s employment agreement, if he is terminated without cause, as defined in his employment agreement, we must pay him the greater of the balance of his annual salary for the remainder of the contract period or one year’s salary. The amount we agreed to pay Mr. Bearden upon a termination without cause was negotiated as an appropriate severance upon a termination not based on his individual performance.

Assuming the employment of Mr. Rose and Mr. Bearden were terminated without cause on January 31, 2008, and assuming for Mr. Rose equivalent bonus amounts for fiscal 2007 and 2008, Mr. Rose and Mr. Bearden would be entitled to the following aggregate cash payments:

Aggregate Cash Payments Upon Termination Without Cause
Stuart A. Rose	$1,154,500
David L. Bearden	200,000

If Mr. Rose’s employment is terminated for any reason other than without cause, we must pay him a pro rata portion of his annual salary and cash bonuses based upon the date of termination. If Mr. Bearden’s employment is terminated for any reason other than without cause, we must pay him the pro rata portion of his annual salary to the date of termination. Mr. Rose and Mr. Bearden are subject to non-competition provisions for periods of two years and one year, respectively, following termination of employment for any reason, as well as confidentiality provisions, in their employment agreements.

Mr. Bearden is also entitled to an additional, one-time cash bonus of $1 million if our retail business is sold during his employment or within one calendar year of termination of his employment without cause. Messrs. Bruggeman, Magby and Rizvi are also eligible for a one-time cash bonus of $200,000, $200,000 and $50,000, respectively, upon the sale of our retail operations.

All unvested options granted under our stock option plans automatically vest upon a change in control. Assuming a change in control occurred on January 31, 2008, the following named executive officers would hold accelerated vested options with the following values:

Name	Value of Accelerated Option Awards (1)
Douglas L. Bruggeman	$123,970
Zafar A. Rizvi	123,970
David Fuchs	123,970
Keith B. Magby	123,970

(1)	Based on the spread between the exercise price of the accelerated option and the closing price of our common stock on January 31, 2008.

Director Compensation for Fiscal 2007

The following table sets forth information concerning the compensation of our non-employee directors for fiscal 2007.

Name	Fees Earned or Paid in Cash ($)	Option Awards (1)($)	Total ($)
Lawrence Tomchin	45,000	—	45,000
Robert Davidoff	45,000	34,808	79,808
Edward M. Kress	—	34,808	34,808
Charles A. Elcan	45,000	29,837	74,837
David S. Harris	50,000	15,303	65,303
Mervyn L. Alphonso	43,750	—	43,750

(1)

Amounts in this column reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year with respect to option awards granted in prior fiscal years in accordance with the modified prospective application method under FAS 123R, without regard to estimates of forfeitures related to service-based vesting conditions. During fiscal 2007, 0 director options with a weighted average exercise price of $0.00 were cancelled or expired. For information regarding our valuation of option awards, see Note 1 Summary of Significant Accounting Policies to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended January 31, 2008.

The aggregate number of option awards outstanding for each director at January 31, 2008 were Mr. Tomchin—537,301; Mr. Davidoff—70,813; Mr. Kress—70,813; Mr. Elcan—16,515; Mr. Harris—8,210; and Mr. Alphonso—0.

Director Compensation Arrangements

Directors who are not officers or employees of REX are paid an annual retainer of $20,000 per year (plus reasonable travel expenses) and a $5,000 per year retainer if they serve on one or more Board committees. The Chairman of the Audit Committee is paid an additional $5,000 per year retainer.

Non-employee directors are eligible to receive grants of stock options under our 1999 Omnibus Stock Incentive Plan. Under the Plan, on the date of each annual meeting of shareholders, each non- employee director is awarded a nonqualified stock option to purchase a number of shares of our common stock such that the exercise price of the option multiplied by the number of shares subject to the option is as near as possible to $100,000, but in no event more than 10,000 shares. The exercise price of each nonqualified option is the fair market value of the common stock on the date of grant. The options are exercisable in five equal annual installments commencing on the first anniversary of the date of grant and expire ten years from the date of grant.

Directors who are not officers or employees are paid an additional $20,000 per year for each year such director waives his right to the grant of stock options pursuant to the 1999 Omnibus Stock Incentive Plan. The non-employee directors waived their right to the grant of stock options under the Plan for fiscal 2007.

Equity Compensation Plan Information

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a)) (c)
Equity compensation plans approved by security holders(1)	40,500	$5.51	108,011
Equity compensation plans not approved by security holders(2)	2,975,922	$9.21	2,092,432

Total	3,016,422	$9.16	2,200,443

(1)	Includes the REX Stores Corporation 1995 Omnibus Stock Incentive Plan.

(2)

Includes the REX Stores Corporation 1999 Omnibus Stock Incentive Plan, the 1998 Nonqualified Executive Stock Options and the 2001 Nonqualified Executive Stock Options.

Under the 1999 Omnibus Plan, awards in the form of nonqualified stock options, stock appreciation rights, restricted stock, other stock-based awards and cash incentive awards may be granted to officers and key employees. The 1999 Omnibus Plan also allows for yearly grants of nonqualified stock options to non-employee directors. The exercise price of each option must be at least 100% of the fair market value of the Common Stock on the date of grant. A maximum of 4,500,000 shares are authorized for issuance under the 1999 Omnibus Plan, of which 2,092,432 shares remained available for issuance at January 31, 2008.

The 1998 Nonqualified Executive Stock Options and the 2001 Nonqualified Executive Stock Options are individual compensation arrangements. On October 14, 1998, nonqualified stock options for 1,462,500 shares were granted to Messrs. Rose and Tomchin at an exercise price of $4.42 per share, which represented the market price on the date of grant, in connection with their entering into three year employment agreements. These options are fully exercisable and 169,921 remained outstanding at January 31, 2008. On April 17, 2001, nonqualified stock options for 1,462,500 shares were granted to Messrs. Rose and Tomchin at an exercise price of $8.01 per share, which represented the market price on the date of grant, in connection with their entering into new three year employment agreements. These options are fully exercisable and outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

The following table sets forth, as of April 22, 2008 (the record date for the Annual Meeting), certain information with respect to the beneficial ownership of REX Common Stock by each director and nominee for director, each named executive officer, all directors and executive officers as a group and those persons or groups known by us to own more than 5% of our Common Stock.

For purposes of this table, a person is considered to “beneficially own” any shares if the person, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has (or has the right to acquire within 60 days after April 22, 2008) sole or shared power (i) to vote or to direct the voting of the shares or (ii) to dispose or to direct the disposition of the shares. Unless otherwise indicated, voting power and investment power are exercised solely by the named person or shared with members of his household.

Name and Address	Common Stock Beneficially Owned
	Number	Percent(1)
Stuart A. Rose(2)	2,702,715	22.7%
2875 Needmore Road
Dayton, Ohio 45414
Lawrence Tomchin(3)	547,426	4.9%
2875 Needmore Road
Dayton, Ohio 45414
Robert Davidoff(4)	302,847	2.8%
900 Third Avenue, 33rd Floor
New York, New York 10022
Edward M. Kress(5)	137,226	1.3%
1100 Courthouse Plaza S.W.
Dayton, Ohio 45402
Charles A. Elcan(6)	14,873	*
3100 West End Avenue, Suite 800
Nashville, Tennessee 37203
David S. Harris(7)	6,568	*
24 Avon Road
Bronxville, New York 10708
Mervyn L. Alphonso	1,000	*
5 Royal Birkdale Drive
Springboro, Ohio 45066
David L. Bearden	—	—
2875 Needmore Road
Dayton, Ohio 45414
Douglas L. Bruggeman(8)	187,850	1.7%
2875 Needmore Road
Dayton, Ohio 45414
David Fuchs(9)	169,650	1.6%
2875 Needmore Road
Dayton, Ohio 45414

Name and Address	Common Stock Beneficially Owned
	Number	Percent(1)
Keith B. Magby(10)	91,000	*
2875 Needmore Road
Dayton, Ohio 45414
Zafar A. Rizvi(11)	192,250	1.8%
2875 Needmore Road
Dayton, Ohio 45414
All directors and executive officers as a group (13 persons)(12)	4,353,405	32.9%
FMR LLC(13)	1,375,000	12.8%
82 Devonshire Street
Boston, Massachusetts 02109
Dimensional Fund Advisors LP(14)	976,532	9.1%
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401
Royce & Associates, LLC(15)	826,800	7.7%
1414 Avenue of the Americas
New York, New York 10019
AXA Financial, Inc.(16)	535,433	5.0%
1290 Avenue of the Americas
New York, New York 10104
Advisory Research, Inc.(17)	506,928	4.7%
180 North Stetson Street, Suite 5500
Chicago, Illinois 60601

*	One percent or less.

(1)

Percentages are calculated on the basis of the number of shares outstanding on April 22, 2008 plus the number of shares issuable upon the exercise of options held by the person or group which are exercisable within 60 days after April 22, 2008.

(2)

Includes (i) 566,702 shares held by the Stuart Rose Family Foundation, an Ohio nonprofit corporation of which Mr. Rose is the sole member, chief executive officer and one of three members of the board of trustees, the other two being members of his immediate family and (ii) 1,170,000 shares issuable upon the exercise of options.

(3)	Includes 10,125 shares held by Mr. Tomchin’s wife and 537,301 shares issuable upon the exercise of options.

(4)	Includes 69,171 shares issuable upon the exercise of options.

(5)	Includes 4,775 shares held by Mr. Kress as trustee of two trusts for the benefit of his children and 69,171 shares issuable upon the exercise of options.

(6)	Includes 14,873 shares issuable upon the exercise of options.

(7)	Includes 6,568 shares issuable upon the exercise of options.

(8)	Includes 187,850 shares issuable upon the exercise of options.

(9)	Includes 169,650 shares issuable upon the exercise of options.

(10)	Includes 91,000 shares issuable upon the exercise of options.

(11)	Includes 192,250 shares issuable upon the exercise of options.

(12)	Includes 2,507,834 shares issuable upon the exercise of options.

(13)

Based on a Schedule 13G filing dated February 13, 2008. Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC and a registered investment adviser, is the beneficial owner of 1,375,000 shares of Common Stock as a result of acting as investment adviser to various registered investment companies. One investment company, Fidelity Low Priced Stock Fund, owns 1,375,000 shares. Edward C. Johnson 3d (Chairman of FMR LLC), FMR LLC, through its control of Fidelity Management & Research Company, and the funds each has sole power to dispose of the 1,375,000 shares owned by the funds, while the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds resides with the funds’ boards of trustees.

(14)

Based on a Schedule 13G filing dated February 6, 2008. Dimensional Fund Advisors LP, a registered investment adviser, furnishes investment advice to four registered investment companies and serves as investment manager to certain other commingled group trusts and separate accounts. In its role as investment adviser or manager, Dimensional Fund Advisors LP has sole power to vote and dispose of 976,532 shares owned by these funds. Dimensional Fund Advisors LP disclaims beneficial ownership of all such shares.

(15)

Based on a Schedule 13G filing dated January 30, 2008. Royce & Associates, LLC, a registered investment adviser, has sole power to vote or direct the voting and sole power to dispose or direct the disposition of 826,800 shares.

(16)

Based on a Schedule 13G filing dated February 14, 2008. AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle (the “Mutuelles AXA”), French mutual insurance companies which as a group control AXA which owns AXA Financial, Inc., are the beneficial owners of 535,433 shares held by the following AXA entities: AXA Konzern AG (Germany) and AXA Rosenberg Investment Management LLC. The Mutuelles AXA and AXA have sole power to vote 237,195 shares and sole power to dispose of 535,433 shares.

(17)

Based on a Schedule 13G filing dated February 14, 2008. Advisory Research, Inc., a registered investment adviser, is the beneficial owner of 506,928 shares and has the sole power to dispose of or vote the 506,928 shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers to file reports of ownership and changes of ownership of REX Common Stock with the Securities and Exchange Commission. We believe that during fiscal 2007 all filing requirements applicable to our directors and executive officers were met.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Rex Radio and Television, Inc. leases 10,000 square feet for a store in a strip shopping center in Beavercreek, Ohio, from Stuart Rose/Beavercreek, Inc. under a net lease dated December 12, 1994. The shareholders of Stuart Rose/Beavercreek, Inc. are Stuart A. Rose and Lawrence Tomchin.

Mr. Rose, our CEO, and Mr. Tomchin are members of our Board of Directors. The lease was renewed for a five year term effective January 31, 2005 pursuant to the terms of the lease. Base rent is $92,500 per year for the renewal term. Rex Radio and Television, Inc. also paid Stuart Rose/Beavercreek, Inc. $37,216 under the lease in fiscal 2007 for its pro rata portion of common area maintenance, real estate taxes and utilities.

During fiscal 2007, REX paid the law firm of Chernesky, Heyman & Kress P.L.L., of which Edward M. Kress is a partner, a total of $668,428 for legal services. Mr. Kress is a member of our Board of Directors.

Elcan & Associates, Inc., a firm owned by Dan Elcan, provides real estate brokerage services to REX and has acted as a finder in connection with our investments in synthetic fuel limited partnerships and facilities. Dan Elcan is the brother of Charles Elcan, a member of our Board of Directors. During fiscal 2007, REX accrued to Elcan & Associates $305,353 in commissions on the sale of our interest in Somerset SynFuel, L.P.

We believe the lease with Stuart Rose/Beavercreek, Inc. and fees paid to Chernesky, Heyman & Kress P.L.L. for legal services were comparable to terms that we could have obtained from unaffiliated third parties. The commission paid to Elcan & Associates, Inc. on the sale of our interest in Somerset SynFuel, L.P. was set at a rate we believed fair to both parties given the absence of comparable transactions.

Dan Elcan acquired minority interests in Rex Investment, LLC and Rex Investment I, LLC as compensation for finder services in connection with our investments in Colona SynFuel Limited Partnership, L.L.L.P. and Somerset SynFuel, L.P. in fiscal 1998, and our purchase of the Gillette synthetic fuel plant in fiscal 2002. We have sold our entire interests in the Colona and Somerset partnerships and the Gillette facility and generally received payments from the sales through 2007, subject to production levels. For the Gillette facility, payments for production after September 2006 are expected after the related tax credits are allowed under IRS audit or the statute of limitations for an IRS audit has expired. REX and Dan Elcan receive the benefit of these payments on a pro rata basis from their ownership of equity interests in Rex Investment and Rex Investment I. Dan Elcan acquired his equity interests in these entities before Charles Elcan became a director of REX in 2003. During calendar year 2007, Dan Elcan was allocated $71,352 in accrued distributions from Rex Investment, LLC.

Review and Approval of Transactions with Related Persons

We review all financial transactions, arrangements or relationships between REX and our directors, executive officers, their immediate family members and our significant shareholders to determine the materiality of the related person’s interest, whether it creates a conflict of interest, and whether it is on terms comparable to arm’s length dealings with an unrelated party or otherwise fair to us. We have developed internal controls and processes for identifying related party transactions, including annual director and officer questionnaires. All related party transactions are reviewed by our legal counsel for disclosure in our proxy statement. Related party transactions are reviewed and approved by our CEO, unless our legal counsel determines that the amount involved, persons involved, significance or other aspects of the transaction require review and approval by the disinterested members of our Board of Directors.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Deloitte & Touche LLP served as REX’s independent registered public accounting firm for the fiscal year ended January 31, 2008, and has served in that capacity since 2002. It is anticipated that representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions from shareholders and to make a statement if they desire to do so.

The Board of Directors annually appoints the independent registered public accounting firm for the Company after receiving the recommendations of the Audit Committee, typically following the Annual Meeting. No recommendation of the Audit Committee has been made concerning the appointment of the independent registered public accounting firm for the fiscal year ending January 31, 2009.

Audit and Non-Audit Fees

The following table sets forth the aggregate fees billed REX for the fiscal years ended January 31, 2008 and 2007 by Deloitte & Touche LLP:

	Fiscal 2007	Fiscal 2006
Audit Fees(1)	$654,000	$660,041
Audit-Related Fees(2)	12,700	12,000
Tax Fees(3)	138,300	230,180
All Other Fees(4)	3,210	3,210

Total	$808,210	$905,431

(1)

Audit Fees consist of fees billed for professional services rendered for the audit of our annual financial statements and review of the interim financial statements included in our quarterly reports and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements. This category included fees related to the audit of our internal control over financial reporting required by Section 404 of the Sarbanes-Oxley Act.

(2)

Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees.” This category included fees related to the audit of the financial statements of an employee benefit plan.

(3)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All Other Fees consist of fees paid for a web based accounting research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by our independent registered public accounting firm. The Audit Committee will generally pre-approve a list of specific services and categories of services, including audit, audit-related, tax and other services, for the upcoming or current fiscal year, subject to a specified dollar limit. Any material service not included in the approved list of services, and all services in excess of the pre-approved dollar limit, must be separately pre-approved by the Audit Committee. Our independent registered public accounting firm and management are required to periodically report to the Audit Committee all services performed and fees charged to date by the firm pursuant to the pre-approval policy. None of the fees billed by our independent registered public accounting firm for Audit-Related, Tax and Other Services described above were approved by the Audit Committee after the services were rendered pursuant to the de minimus exception under SEC rules.

Audit Committee Report

The Audit Committee assists Board oversight of the integrity of the financial statements of the Company. The Audit Committee is comprised of nonemployee directors who meet the independence and financial experience requirements of applicable NYSE listing standards and SEC rules. The Audit Committee operates under a written charter.

Management has the primary responsibility for the financial statements and the reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality and the acceptability of the Company’s financial reporting and controls.

The Committee reviewed with the Company’s independent registered public accounting firm, Deloitte & Touche LLP, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality and the acceptability of the Company’s financial reporting and such other matters as are required to be discussed with the Committee under Statement on Auditing Standards No. 61. In addition, the Committee has discussed with the independent registered public accounting firm the firm’s independence from management and the Company, including the matters in the independent registered public accounting firm’s written disclosures required by Independence Standards Board Standard No. 1.

The Committee also discussed with the Company’s independent registered public accounting firm the overall scope and plans for their respective audits. The Committee meets periodically with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

DAVID S. HARRIS, Chairman
ROBERT DAVIDOFF
MERVYN L. ALPHONSO

OTHER BUSINESS

Solicitation of Proxies

The Company will bear the entire expense of this proxy solicitation. Arrangements will be made with brokers and other custodians, nominees and fiduciaries to send proxy solicitation materials to their principals and the Company will, upon request, reimburse them for their reasonable expenses in so doing. Officers and other regular employees of the Company may solicit proxies by mail, in person or by telephone.

Other Matters

The Board of Directors does not know of any matters to be presented at the Annual Meeting other than those mentioned above. However, if other matters should properly come before the Annual Meeting or any adjournments thereof, the proxy holders will vote the proxies thereon in their discretion.

Shareholder Proposals

Proposals by shareholders intended to be presented at REX’s 2009 Annual Meeting of Shareholders must, in accordance with applicable regulations of the Securities and Exchange Commission, be received by the Secretary of the Company at 2875 Needmore Road, Dayton, Ohio 45414 on or before December 27, 2008 in order to be considered for inclusion in our proxy materials for that meeting. Shareholder proposals intended to be submitted at the 2009 Annual Meeting outside the processes of Rule 14a-8 will be considered untimely under Rule 14a-4(c)(1) if not received by us at our corporate offices on or before March 12, 2009. If we do not receive timely notice of such proposal, the proxy holders will vote on the proposal, if presented at the meeting, in their discretion.

Shareholder recommendations for director candidates must be received by the Nominating/Corporate Governance Committee at our corporate offices on or before December 27, 2008 to be considered for nomination in connection with the 2009 Annual Meeting. Names submitted after this deadline will not be considered.

By Order of the Board of Directors EDWARD M. KRESS Secretary

April 29, 2008
Dayton, Ohio

PROXY

REX STORES CORPORATION

Proxy for Annual Meeting of Shareholders
June 3, 2008

     The undersigned hereby appoints Stuart A. Rose and Lawrence Tomchin and each of them proxies for the undersigned, with full power of substitution, to vote all the shares of Common Stock of REX STORES CORPORATION, a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held on Tuesday, June 3, 2008, at 2:00 p.m. and any adjournments thereof.

(Continued, and to be signed, on the other side)

ANNUAL MEETING OF SHAREHOLDERS OF

REX STORES CORPORATION

June 3, 2008

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. ELECTION OF DIRECTORS		2. IN THEIR DISCRETION the proxies are authorized to vote upon such other business as may properly come before the Meeting.
NOMINEES:
FOR ALL NOMINEES	5 Stuart A. Rose 5 Lawrence Tomchin 5 Robert Davidoff 5 Edward M. Kress 5 Charles A. Elcan 5 David S. Harris 5 Mervyn L. Alphonso	This proxy is solicited on behalf of the Board of Directors and will be voted as directed herein. If no direction is given, this proxy shall be voted FOR Proposal 1.

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT (See instructions below)

INSTRUCTIONS:To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.